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                                                                    EXHIBIT 99.1

Thursday June 15, 6:56 am Eastern Time

Company Press Release

PopMail.com, Inc. Successfully Completes All Stock Acquisition Of Fan Asylum,
Inc.

Aerosmith, Boyz II Men, Melissa Etheridge, Whitney Houston, TLC And Matchbox 20 Among Others On Current List Of Client Artists; Revenues Of Approximately $5 Million Reported By Fan Asylum In 1999

IRVING, Texas--(BUSINESS WIRE)--June 15, 2000-- PopMail.com, Inc. (Nasdaq:POPM - news), a leading affinity and permission-based content and e-mail communications company, today announced the completion of its acquisition of Fan Asylum, Inc. of San Francisco, California, a privately-held operator and manager of popular fan clubs and official artist Web sites. Since the mid-1980's, Fan Asylum has served dozens of successful entertainers and music groups, including Aerosmith, Boyz II Men, Melissa Etheridge, and Whitney Houston - just to name a few. The terms and conditions of the acquisition provide for PopMail.com to issue the selling shareholders of Fan Asylum 3.6 million restricted common shares, subject to earnout and adjustment, which are further subject to various lock-ups in ranges up to three years. Effective immediately, Fan Asylum will operate as a wholly-owned subsidiary of PopMail.com, with Tim McQuaid, founder of Fan Asylum, serving as the subsidiary's President.

Stephen King, Chief Executive Officer of PopMail.com, Inc. stated, "PopMail.com has designed a growth strategy that provides for rapid and deep market penetration of four vertical markets - entertainment, broadcast, print and sports. The acquisition of Fan Asylum effectively delivers the Company one of the largest music fan bases in the entertainment industry and a superstar roster of top musical groups and artists. Consequently, we are now firmly entrenched within the entertainment vertical and have the opportunity to significantly leverage Fan Asylum's membership and client base, PopMail's content and technological expertise and our combined industry reputations into new revenue streams for the Company."

Continuing, King added, "With approximately $5 million in reported revenue in 1999 on an unaudited basis, Fan Asylum also provides enhanced fundamental value to PopMail. Furthermore, with offices in the United States, London and Tokyo, Fan Asylum transforms PopMail.com into a global e-enterprise literally overnight and gives us the ability to promote accelerated growth of our affinity-based e-mail products and services to Internet-users all over the world."

About Fan Asylum, Inc.

Founded in 1984 and headquartered in San Francisco, California with offices in London, England and Tokyo, Japan, Fan Asylum operates and manages fan clubs and official artist Web sites for some of the entertainment industry's most successful musicians and groups through the use of newsletters, email broadcasts, concert hotlines, and Web page management. Fan Asylum has established itself as an industry leader by providing state-of-the-art, creative, innovative and informative fan club materials and services that reflect the personality of the artist and responds to the desires of the fans. The Company's Web site, www.fanasylum.com, boasts over 20 million hits a month, 4 million page views a month and more than 400,000 unique users per month with
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average user sessions exceeding 10 minutes. Its current client roster includes the legendary group Aerosmith, as well as Billy Crawford, Boyz II Men, Bree Sharp, Bush, Jordan Knight, Lenny Kravitz, Maxwell, Melissa Etheridge, MYA, Paula Cole, TLC and Whitney Houston.

About PopMail.com, Inc.

PopMail.com, inc. is a "permission marketing" and "affinity-based" e-mail marketing company, serving the needs of individual businesses in a one-on-one relationship with their customers. The Company targets four main vertical markets for its network services: broadcast, media, sports and entertainment industries. Companies in these vertical markets typically have customers with a strong affinity toward their products and services, such as a favorite sports team, radio station or upcoming broadcast or publication. Clients include all NBA teams, all WNBA teams, Stanley Cup Champion Dallas Stars, Ticketmaster, CBS Radio, ZDNet Anchor Desk, New York Post, Radio City Music Hall and Disney. Combining these e-mail services allows companies to cut through the clutter and inefficiencies of traditional marketing and begin promoting and effectively branding the topics and items of interest to their viewers, listeners, fans and customers.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, ability to obtain needed capital, ability to attract and retain key and other personnel, those relating to development activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

Continental Capital & Equity Corporation, Longwood, Fla.
Dodi B. Handy, 407/682-2001
e-mail: dodi@insidewallstreet.com